Exhibit 99
                                   ----------

January 13, 1998                                         Contact: Bill Schreiber
                                                                  (916) 443-3354



IMMEDIATE RELEASE
-----------------

             L.A. Gear Inc. Files For Reorganization With Agreement
                      of Unofficial Bondholders Committee;
               Will Continue Operations and Supply Spring Product


     Santa Monica, CA - L.A. Gear, Inc. (OTC-LAGR) announced today that it has reached an agreement with an unofficial committee of bondholders holding L.A. Gear 7.75% Convertible Subordinated Debentures due 2002 concerning the terms of a comprehensive financial restructuring of the company's debt and equity interests.

     L.A. Gear also announced that it has filed a voluntary petition for relief under the reorganization provisions of the United States Bankruptcy Code to implement the restructuring agreed to with the unofficial bondholders committee. L.A. Gear stated that it intends to file its plan of reorganization shortly, perhaps as early as next week.

     During its reorganization, L.A. Gear will continue to operate through its subsidiaries. None of these subsidiaries, including its principal operating subsidiary L.A. Gear, California, Inc., are obligors under the Debentures and none have filed reorganization cases. L.A. Gear expects to continue its day-to-day business activities without interruption.

     "We view our agreement with the unofficial bondholders committee and the reorganization case intended to implement the agreement as an opportunity to begin focusing on L.A. Gear's long-term success," said David Gatto, L.A. Gear Chairman and Chief Executive Officer. "During our restructuring process, we fully expect to deliver all of our pending orders and to proceed with our fall 1998 line of footwear."

     The agreement between L.A. Gear and the unofficial bondholders committee provides that holders of the Debentures will receive up to 2,375,000 shares of a newly created Series A Voting Participating Convertible Preferred Stock. Additional shares of new Series A Voting Participating Convertible Preferred Stock will be divided among other unsecured creditors, and holders of L.A. Gear's existing Series B Preferred Stock and Libra Investments, L.A. Gear's investment advisor.

     The new Series A Preferred Stock will have one vote per share with respect to all matters submitted to a vote of the shareholders but not as a separate class, and a liquidation preference equal to $10 per share. The holders of Series A Preferred Stock will be entitled to elect two members of the Board of Directors of reorganized L.A. Gear. Beginning in 2001, the company will pay dividends on the new Series A Preferred Stock in an amount equal to 70 percent of the prior year's earnings before interest and taxes. In addition, no dividends will be paid on any other class of L.A. Gear stock until $10 in dividends have been paid on each share of new Series A Preferred Stock. In the event that L.A. Gear fails to pay any dividends, in accordance with certain projections presented in the disclosure statement to be filed with the plan of reorganization, each share of new Series A Preferred Stock will convert, at the option of the holder, to up to 100 shares of the new Common Stock. Upon payment of $10 in dividends on each share of new Series A Preferred Stock, each share of the new Series A Preferred Stock will convert into one share of new Common Stock of L.A. Gear.

     The plan of reorganization also will provide that all of the new Common Stock of reorganized L.A. Gear will be initially issued to the holders of L.A. Gear's existing Series B Preferred Stock and to Libra Investments. Accordingly, all of the currently issued and outstanding shares of Common Stock of L.A. Gear will be eliminated without consideration.

     "We believe that the new L.A. Gear that will emerge from the reorganization case will be more efficient, more focused on customer satisfaction and better able to provide to the customer high quality products with innovative designs," said Gatto. "The restructuring initiatives the company has undertaken over the last year, and this reorganization process, have been difficult and painful for us, but L.A. Gear now is in a better position to maximize the value of its brand name than it has been for the past several years. We are excited about the future prospects of this company."

     L.A. Gear is represented by Hennigan, Mercer & Bennett and the unofficial bondholders committee is represented by Sidley & Austin. The reorganization case was filed in the United States Bankruptcy Court for the Central District of California.

     Certain statements made in this press release are forward-looking, reflect L.A. Gear's current expectations, and involve certain risks and uncertainties. There can be no assurance that the Company's actual future performance will meet L.A. Gear's or its shareholders expectations. L.A. Gear's future operating results are difficult to predict and subject to significant fluctuations.

     Factors that may cause future results to differ materially from L.A. Gear's current expectations include, among others: general economic and business conditions; competition; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or adherence to development schedules; the existence or absence of adverse publicity; availability, location and terms of product distribution channels; changes in business strategy or development plans; the quality of management; availability, terms and deployment of capital and borrowings; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; changes in, or the failure to comply with, government regulations; the ability to reverse recent trends that have caused reductions in market share and substantial losses; the continued use of intellectual property; continued access to adequate sources of product supply; risks associated with unaffiliated manufacturers and international operations; and other factors referenced in L.A. Gear's filings with the Securities Exchange Commission.

     L.A. Gear designs, develops and markets a broad range of quality athletic and lifestyle footwear under various labels for adults and children worldwide.


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